UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
August 17, 2015

KENNEDY-WILSON HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-33824	26-0508760
(Commission File Number)	(IRS Employer Identification No.)

9701 Wilshire Blvd., Suite 700 Beverly Hills, California	90212
(Address of Principal Executive Offices)	(Zip Code)

(310) 887-6400
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
On August 17, 2015, Kennedy-Wilson, Inc. (the “Borrower”), a wholly-owned subsidiary of Kennedy-Wilson Holdings, Inc. (the “Registrant”), amended its existing Revolving Loan Agreement (as amended to date, the “Loan Agreement”) by entering into a Fourth Modification Agreement (the “Modification Agreement”) with U.S. Bank National Association, a national banking association (“U.S. Bank”), as administrative agent, lead arranger and book manager (the “Agent”), and U.S. Bank, East-West Bank, a California banking corporation, The Governor and Company of the Bank of Ireland, Bank of America N.A., a national banking association, Deutsche Bank AG New York Branch and J.P. Morgan Chase Bank, N.A., a national banking association, as lenders (the “Lenders”). Pursuant to the terms of the Modification Agreement, the defined term “Change of Control” was modified to remove certain conditions and the Loan Agreement was updated with respect to OFAC, sanctions, anti-corruption and similar provisions.
The foregoing description of the Modification Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Modification Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by reference.
In connection with the Modification Agreement, the Registrant and certain of its subsidiaries also entered into a Consent of Guarantors, pursuant to which the Registrant and certain subsidiaries reaffirmed their obligations in favor of the Agent and the Lenders under the existing Repayment Guaranty.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

The following exhibits are filed herewith:

Exhibit No.	Description
10.1
Fourth Modification Agreement, dated August 17, 2015, by and among Kennedy-Wilson, Inc., U.S. Bank National Association, a national banking association (“U.S. Bank”), as administrative agent, lead arranger and book manager, and U.S. Bank, East-West Bank, a California banking corporation, The Governor and Company of the Bank of Ireland, Bank of America N.A., a national banking association, Deutsche Bank AG New York Branch and J.P. Morgan Chase Bank, N.A., a national banking association, as lenders.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 17, 2015	Kennedy-Wilson Holdings, Inc. By: /S/ JUSTIN ENBODY Justin Enbody Chief Financial Officer